                                                               EXHIBIT 8(B)
                                              FIRST AMENDMENT TO THE
                                                 CUSTODY AGREEMENT


         This First Amendment is entered into as of the 8th day of January, 1998 in order to amend the Custody Agreement dated November 18, 1996 (the "Custody Agreement") by and between Kobren Insight Funds on behalf of each of the mutual funds listed on Appendix A to the Custody Agreement (the "Fund") and Boston Safe Deposit and Trust Company (the "Custodian").

         WHEREAS, the Fund and the Custodian have entered previously into the Custody Agreement; and

         WHEREAS, pursuant to Section 14(c) of the Custody Agreement, the Fund and the Custodian wish to amend certain provisions of said Agreement.

         NOW, THEREFORE, the parties hereto agree to amend the Custody Agreement as follows:

         1. Section 1(g) of the Custody Agreement is amended by deleting the last sentence thereof and adding the following:

         "The term "Depository" shall further mean a securities depository or clearing agency that acts as a system for the central handling of securities or equivalent book-entries in the country that is regulated by a foreign financial regulatory authority as defined under Section 2(a)(50) of the 1940 Act (as the term is defined below), or a securities depository or clearing agency that acts as a transnational system for the central handling of securities or equivalent book entries."

         2. Section 11(a) of the Custody Agreement is amended by adding to the end thereof the following:

         "Notwithstanding anything in the Agreement to the contrary, the Custodian shall not be liable for any loss or damage resulting from the deposit or maintenance of Securities or other property of the Fund with a Depository, the Book-Entry System or any other foreign or domestic clearing facility, book-entry system, centralized custodial depository or similar organization."

         3. Section 11(f) of the Custody Agreement is amended by adding to the end thereof the following:

         "The Fund may appoint one or more custodians or subcustodians other than the Custodian to hold Securities and monies or other property of the Fund; provided, however, that the Custodian shall have no responsibility for such Securities and monies or other property deposited by the Fund with such custodians or subcustodians except as may be explicitly hereafter agreed between the Custodian and the Fund. Upon request of the Fund, the Custodian may maintain records of such Securities and monies or other property held and transactions effected by custodians or subcustodians appointed by the Fund as contemplated in this Section 11(f) to the extent that information with respect to such Securities and monies or other property are provided to it. The Fund agrees that the Custodian will not be responsible for the timeliness or accuracy or integrity of information provided to it by such custodians or subcustodians."

4. Section 11(h) of the Agreement is amended by adding to the end thereof the following:

         "The Custodian shall be under no duty to question any direction of an Authorized Person with respect to the portion of the account over which such Authorized Person has authority, to review any property held in the account, to make any suggestions with respect to the investment and reinvestment of the assets in the account, or to evaluate or question the performance of any Authorized Person. The Custodian shall not be responsible or liable for any diminution of value of any Securities or other property held by the Custodian, its subcustodians or, for purposes of clarity, by other custodians or subcustodians chosen by the Fund."

5. All other terms and conditions of the Custody Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date set forth above.

                                       KOBREN INSIGHT FUNDS, on behalf of the
                          Funds listed on Appendix A to the Custody Agreement


                                            By:      /s/ Eric M. Kobren
                                            Name:Eric M. Kobren
                                            Title:President


                                        BOSTON SAFE DEPOSIT AND TRUST COMPANY


                                            By:      /s/ Christopher Healy
                                            Name:Christopher Healy
                                            Title:Vice President